UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 16, 2004

Commission File
Number: 1-8944

CLEVELAND-CLIFFS INC

(Exact Name of Registrant as Specified in Its Charter)

OHIO	34-1464672

(State or other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

1100 Superior Avenue, Cleveland, Ohio	44114-2589

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (216-694-5700)

(Former name or former address, if changed since last report)

ITEM 9. Regulation FD Disclosure.

     Cleveland-Cliffs Inc published a News Release on February 16, 2004 as follows:

CLIFFS ANNOUNCES AGREEMENT TO SELL IDLE MINE ASSETS TO POLYMET

     CLEVELAND, OH — February 16, 2004 — Cleveland-Cliffs Inc (NYSE:CLF) announced today that it has entered into an option agreement with Polymet Mining Inc., a U.S. subsidiary of Polymet Mining Corporation, that grants Polymet exclusive right to acquire certain land, crushing, concentrating and other ancillary facilities located at the Company’s Cliffs Erie site in Hoyt Lakes, Minnesota. These assets were formerly owned by LTV Steel Mining Company, which permanently closed its iron ore mining and pelletizing operations in January 2001.

     Under the terms of the agreement, Cliffs will receive $500,000 and one million common shares of Polymet Mining Corporation for maintaining certain identified components of the Cliffs Erie facility, while Polymet conducts a feasibility study on the development of its Northmet polymetallic non-ferrous ore deposit located near the Cliffs Erie site. Polymet will have until no later than June 30, 2006 to exercise its option and acquire the assets covered under the agreement for additional consideration.

     Polymet Mining Corporation is a non-ferrous mining company located in Vancouver, B.C., Canada. Its stock trades Over The Counter in the U.S. under the symbol POM.GF. Its stock closed at $.23 per share on February 13, 2004.

     Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. The Company operates six iron ore mines located in Michigan, Minnesota and Eastern Canada.

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This news release contains statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Reference is made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in the Company’s most recent Annual Report and Reports on Forms 10-K, 10-Q, and 8-K and previous news releases filed with the Securities and Exchange Commission, which are available publicly on Cliffs’ website. The information contained in this document speaks as of the date of this news release and may be superceded by subsequent events.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CLEVELAND-CLIFFS INC
By: /s/ Donald J. Gallagher Name: Donald J. Gallagher Title: Senior Vice President, Chief Financial Officer and Treasurer

Dated: February 17, 2004